Exhibit 99.1

Agree Realty Announces Appointment of Clayton Thelen as Chief Financial Officer

BLOOMFIELD HILLS, Mich., Nov. 1, 2017 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced the appointment of Clayton Thelen as Chief Financial Officer and Secretary, effective December 4, 2017.

Mr. Thelen is currently the Chief Financial Officer at AJ Capital Partners, a real estate private equity firm. Prior to joining AJ Capital Partners, he held the position of Vice President, Capital Markets, Acquisitions and Treasurer at Strategic Hotels & Resorts, a publicly traded REIT until its sale in 2015. Mr. Thelen is a certified public accountant and began his career at Ernst & Young, LLP.

"After a comprehensive search, we are very excited to have Clay join our growing Company," said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. "Clay's broad real estate and capital markets expertise and his industry relationships position him to be a valuable addition to our leadership team. I am pleased to welcome Clay and his family to our growing organization."

Mr. Thelen holds a Bachelor of Arts in Accounting from Michigan State University, a Master of Science in Accounting from Michigan State University and a Master of Business Administration from the University of Chicago Booth School of Business.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 424 properties, located in 43 states and containing approximately 8.3 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC". For additional information, please visit www.agreerealty.com.

CONTACT: Joey Agree, President and Chief Executive Officer, Agree Realty Corporation, (248) 737-4190